================================================================================


                              AMENDED AND RESTATED
                               TERM LOAN AGREEMENT

                           dated as of August 12, 1996

                                     between


                              KAYNAR HOLDINGS INC.,

                                   as Borrower


                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                                    as Lender


================================================================================

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
                                    ARTICLE I
                                   DEFINITIONS

     1.01.  Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . .   2
     1.02.  Computation of Time Periods. . . . . . . . . . . . . . . . . . .  25
     1.03.  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . .  25
     1.04.  References to this Agreement . . . . . . . . . . . . . . . . . .  25
     1.05.  Miscellaneous Terms. . . . . . . . . . . . . . . . . . . . . . .  25
     1.06.  Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                   ARTICLE II
                         AMOUNTS AND TERMS OF TERM LOANS

     2.01.  Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     2.02.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     2.03.  Authorized Officers and Agents . . . . . . . . . . . . . . . . .  29


                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

     3.01.  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.02.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     3.03.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     3.04.  Promise to Repay; Evidence of Indebtedness . . . . . . . . . . .  33


                                   ARTICLE IV
                      CONDITIONS TO SUPPLEMENTAL TERM LOAN

     4.01.  Conditions Precedent to the Supplemental Term Loan . . . . . . .  33

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.01.  Representations and Warranties . . . . . . . . . . . . . . . . .  36


                                   ARTICLE VI
                               REPORTING COVENANTS

     6.01.  Financial Statements . . . . . . . . . . . . . . . . . . . . . .  40
     6.02.  Operations Reports . . . . . . . . . . . . . . . . . . . . . . .  43
     6.03.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .  44
     6.04.  Lawsuits . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     6.05.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     6.06.  ERISA Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  45
     6.07.  Environmental Notices. . . . . . . . . . . . . . . . . . . . . .  47

Section                                                                     Page
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     6.08.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  48
     6.09.  Government Contract Notices. . . . . . . . . . . . . . . . . . .  48
     6.10.  Other Information. . . . . . . . . . . . . . . . . . . . . . . .  49


                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

     7.01.  Organizational Existence, Etc. . . . . . . . . . . . . . . . . .  49
     7.02.  Organizational Powers; Conduct of Business . . . . . . . . . . .  49
     7.03.  Compliance with Laws, Etc. . . . . . . . . . . . . . . . . . . .  49
     7.04.  Payment of Taxes and Claims; Tax Consolidation . . . . . . . . .  50
     7.05.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     7.06.  Inspection of Property; Books and Records; Discussions . . . . .  51
     7.07.  Insurance and Condemnation Proceeds. . . . . . . . . . . . . . .  51
     7.08.  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.09.  Foreign Employee Benefit Plan Compliance . . . . . . . . . . . .  52
     7.10.  Government Contract Compliance . . . . . . . . . . . . . . . . .  52
     7.11.  Environmental Compliance . . . . . . . . . . . . . . . . . . . .  52
     7.12.  Maintenance of Property. . . . . . . . . . . . . . . . . . . . .  52
     7.13.  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . .  52


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

     8.01.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     8.02.  Sales of Assets. . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.03.  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.04.  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.05.  Accommodation Obligations. . . . . . . . . . . . . . . . . . . .  57
     8.06.  Restricted Junior Payments . . . . . . . . . . . . . . . . . . .  57
     8.07.  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .  58
     8.08.  Transactions with Shareholders and Affiliates. . . . . . . . . .  59
     8.09.  Restriction on Fundamental Changes . . . . . . . . . . . . . . .  59
     8.10.  Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . .  59
     8.11.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     8.12.  Issuance of Capital Stock. . . . . . . . . . . . . . . . . . . .  61
     8.13.  Organizational Documents . . . . . . . . . . . . . . . . . . . .  61
     8.14.  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     8.15.  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     8.16.  Payment of PIK Dividend Notes. . . . . . . . . . . . . . . . . .  61

Section                                                                     Page
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                                   ARTICLE IX
                               FINANCIAL COVENANTS

     9.01.  Consolidated Cash Flow . . . . . . . . . . . . . . . . . . . . .  61
     9.02.  Consolidated Interest Coverage Ratio . . . . . . . . . . . . . .  62
     9.03.  Consolidated Total Funded Indebtedness Coverage Ratio. . . . . .  62


                                    ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     10.01.  Events of Default . . . . . . . . . . . . . . . . . . . . . . .  63
     10.02.  Rights and Remedies . . . . . . . . . . . . . . . . . . . . . .  66


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.01.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     11.02.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     11.03.  Change in Accounting Principles . . . . . . . . . . . . . . . .  68
     11.04.  Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     11.05.  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  69
     11.06.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     11.07.  Survival of Warranties and Agreements . . . . . . . . . . . . .  70
     11.08.  Failure or Indulgence Not Waiver; Remedies Cumulative . . . . .  70
     11.09.  Marshalling; Payments Set Aside . . . . . . . . . . . . . . . .  70
     11.10.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  71
     11.11.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     11.12.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  71
     11.13.  Limitation of Liability . . . . . . . . . . . . . . . . . . . .  71
     11.14.  Successors and Assigns. . . . . . . . . . . . . . . . . . . . .  71
     11.15.  Certain Consents and Waivers of the Borrower. . . . . . . . . .  72
     11.16.  Counterparts; Effectiveness; Inconsistencies. . . . . . . . . .  73
     11.17.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  73
     11.18.  No Novation . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     11.19.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  75

                                    EXHIBITS

Exhibit A      --  Form of Collection Account Agreement

Exhibit B      --  Form of Notice of Borrowing

Exhibit C-1    --  Form of Pledge Agreement

Exhibit C-2    --  Form of Supplement to Pledge Agreement

Exhibit D-1    --  Form of Initial Term Note

Exhibit D-2    --  Form of Supplemental Term Note

Exhibit E      --  Form of Officer's Certificate to Accompany
                   Reports




                                    SCHEDULES

Schedule 1.01.1   --  Collection Accounts and
                      Collection Account Banks
Schedule 1.01.2   --  Permitted Existing Accommodation
                      Obligations
Schedule 1.01.3   --  Permitted Existing Indebtedness
Schedule 1.01.4   --  Permitted Existing Liens
Schedule 5.01-C   --  Consents
Schedule 5.01-D   --  Authorized, Issued and Outstanding Capital
                      Stock; Subsidiaries

                              AMENDED AND RESTATED
                               TERM LOAN AGREEMENT


          This Amended and Restated Term Loan Agreement dated as of August 12, 1996 (as further amended, restated, supplemented or modified from time to time, the "Agreement") is entered into by and between Kaynar Holdings Inc., a Delaware corporation (the "Borrower"), and General Electric Capital Corporation, a New York corporation (the "Lender").

                             PRELIMINARY STATEMENTS

          WHEREAS, the Borrower and the Lender entered into the Term Loan Agreement dated as of January 3, 1994 (the "Original Credit Agreement");

          WHEREAS, the Original Credit Agreement has been amended by the First Amendment dated as of December 15, 1994 (the "First Amendment"), the Second Amendment dated as of May 30, 1995, and the Third Amendment dated as of August 4, 1995 (the "Third Amendment" and, collectively, the "Original Amendments"; and the Original Credit Agreement, as amended by the Original Amendments, the "Existing Credit Agreement"); and

          WHEREAS, the Borrower and the Lender desire to amend and restate the Existing Credit Agreement in its entirety to give effect to the terms and provisions set forth in this Agreement, it being understood and agreed that (i) with respect to any date or time period occurring and ending prior to the Amendment and Restatement Effective Date (as defined below), the rights and obligations of the parties thereto shall be governed by the provisions of the Existing Credit Agreement (including, without limitation, the Exhibits and Schedules thereto) which for such purposes shall remain in full force and effect, (ii) with respect to any date or time period occurring or ending on or after the Amendment and Restatement Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the Exhibits and Schedules hereto) and (iii) it is the intent of the Borrower and Lender that Lender shall remain a beneficiary under each Loan Document executed on or before the date hereof pursuant to which the Borrower granted a Lien to Lender in any of Borrower's Property and that all of the Obligations shall be secured by the Liens on the Property subject to such Loan Documents, as well as the Liens granted to Lender on all other Collateral on and after the date hereof.

          NOW, THEREFORE, in consideration of the premises, agreements, covenants, representations and warranties herein contained, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Lender agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.01. CERTAIN DEFINED TERMS. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

          "ACCOMMODATION OBLIGATION" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported; PROVIDED, that
(i) if the liability of the Person extending such guaranty or support is limited with respect thereto to an amount less than the obligation guaranteed or supported, or is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Accommodation Obligation shall be limited (in the case of a guaranty or other support limited by amount) to such lesser amount or (in the case of a guaranty or other support limited by recourse to a particular asset or assets) to the higher of the Fair Market Value of such asset or assets at the date for determination of the amount of the Accommodation Obligation or the value at which such asset or assets would, in conformity with GAAP, be reflected on or valued for the purposes of preparing a consolidated balance sheet of such Person as at such determination date; and (ii) if any obligation is guaranteed or otherwise supported jointly and severally by a Person and others, then the amount of the liability of such Person with respect to such guaranty or other support to be included in the amount of such Person's Accommodation Obligation shall be the whole principal amount so guaranteed or otherwise supported.

          "ACCOUNTS" means all of the Borrower's and each of its Subsidiaries' respective present and future (i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts (including, without limitation, the Collection Accounts of the Borrower, the "Collection Accounts" under (and as defined in) the Opco Credit Agreement and the "Collection Accounts" under

(and as defined in) the RCL Loan Agreement), and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance, (iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which the Borrower or any of its Subsidiaries is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to the Borrower or any of its Subsidiaries, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

          "AFFILIATE" means any Person (other than Lender) which directly or indirectly owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding capital stock (or other ownership interests) having ordinary voting power to elect a majority of the board of directors or otherwise to direct or cause the direction of the management and policies (irrespective of whether, at the time, stock (or other ownership interest) of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) of the Borrower or any Subsidiary of the Borrower which is controlled by or is under common control with the Borrower or any stockholders (or other owners) of the Borrower, or any Subsidiary. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

          "AFS" means the Aerospace Fastening Systems Group of Microdot.

          "AFS PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of November 3, 1993 by and between Opco and Microdot, pursuant to which Microdot agrees to sell, and Opco agrees to purchase substantially all of the assets of AFS.

          "AGREEMENT" is defined in the preamble hereto.

          "AMENDMENT AND RESTATEMENT EFFECTIVE DATE" is defined in SECTION
11.16.

          "BANKRUPTCY CODE" means Title 11 of the United States Code (11 U.S.C. Sections 101 ET SEQ.), as amended from time to time, and any successor statute.

          "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Central District of California, Santa Ana Division.

          "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA
(i) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA and (ii) which is not a Foreign Pension Plan or Foreign Employee Benefit Plan.

          "BORROWER" is defined in the preamble hereto.

          "BORROWING" means a borrowing of any Term Loan hereunder.

          "BUSINESS ACTIVITY REPORT" means (i) a Notice of Business Activities Report from the State of New Jersey Division of Taxation, or (ii) a Minnesota Business Activity Report from the Minnesota Department of Revenue.

          "BUSINESS DAY" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in Los Angeles, California, Chicago, Illinois or New York, New York.

          "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; PROVIDED, HOWEVER, that Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (i) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries and (ii) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time.

          "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CAPITAL STOCK", with respect to any Person, means any shares, capital stock, stock units or units in the capital of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (ii) domestic and eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or Prime-1 (or better) by Moody's Investors Services, Inc.; PROVIDED, that the maturities of such Cash Equivalents shall not exceed one year.

          "CASH FLOW" means, for any Person for any period, the amounts for such period (taken as a single accounting period determined in conformity with GAAP) of such Person's (i) net income or loss determined on a first-in-first-out method of inventory accounting basis, PLUS (ii) depreciation and amortization expense, PLUS (iii) interest expense, PLUS (iv) foreign, federal and state income taxes, PLUS (v) state sales taxes arising in connection with the Purchase, to the extent included in the calculation of net income (or loss), PLUS (vi) extraordinary losses, PLUS (vii) Liabilities and Costs incurred in connection with any Remedial Action, to the extent included in the calculation of net income (or loss), PLUS (viii) Transaction Costs, MINUS (ix) extraordinary gains.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "CLAIM" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "COLLATERAL" means all Property and interests in Property now owned or hereafter acquired by the Borrower upon which a Lien is granted under any of the Loan Documents.

          "COLLECTION ACCOUNT" means each deposit account of the Borrower identified on SCHEDULE 1.01.1.

          "COLLECTION ACCOUNT AGREEMENT" means, with respect to each Collection Account of the Borrower, an agreement in substantially the form of EXHIBIT A attached hereto and made a part hereof (or such other form as may be agreed to by the Borrower and the Lender), pursuant to which, among other things (i) the Collection Account Bank party thereto agrees to remit to the Lender or its designee in accordance with instructions contained therein, on a daily basis and by wire transfer or through an automated clearing house, all collected funds on deposit in the Collection Account(s) maintained by such Collection Account Bank (which agreement may not be revoked, and shall remain in effect, until sixty
(60) days after such Collection Account Bank mails to the Lender and the Borrower a notice of termination), and (ii) the Borrower (or its applicable Subsidiary) and the Collection Account Bank confirm the Lender's perfected first priority liens in the Collection Accounts subject thereto.

          "COLLECTION ACCOUNT BANK" means each bank, trust company or other financial institution identified on SCHEDULE 1.01.1 at which the Borrower or any of its Subsidiaries maintains one or more Collection Accounts.

          "COMMISSION" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

          "COMMON STOCK" means the common stock, par value $0.01 per share, of the Borrower.

          "COMPLIANCE CERTIFICATE" is defined in SECTION 6.01(d).

          "CONSOLIDATED CASH FLOW" means, for any period, the Cash Flow for such period (taken as a single accounting period determined in conformity with GAAP) of Opco and its Subsidiaries determined on a consolidated basis.

          "CONSOLIDATED INTEREST CHARGES" means, for any period, the amount for such period (taken as a single accounting period determined in conformity with GAAP) of total interest expense, paid in cash (including the interest component of Capital Leases), of Opco and its Subsidiaries on a consolidated basis.

          "CONSOLIDATED INTEREST COVERAGE RATIO" means, for any period, the ratio of (i) Consolidated Cash Flow for such period to (ii) Consolidated Interest Charges for such period.

          "CONSOLIDATED TOTAL FUNDED INDEBTEDNESS" means, as of any date of determination, the amount (determined in conformity with GAAP) of (i) "Letter of Credit Obligations" and Indebtedness evidenced by the "Notes" in each case under (and as defined in) the Opco Credit Agreement, PLUS (ii) all other outstanding Indebtedness of Opco and its Subsidiaries, determined on a consolidated basis, which matures more than one year from the date such Indebtedness was incurred, created or assumed by any of such Persons, or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date, PLUS (iii) all other outstanding Indebtedness of Opco and its Subsidiaries which arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date, MINUS (iv) any Indebtedness owing by Opco or any of its Subsidiaries to any other of such Persons.

          "CONSOLIDATED TOTAL FUNDED INDEBTEDNESS COVERAGE RATIO" means, as of any date of determination, the ratio of (i) Consolidated Total Funded Indebtedness as such date to (ii) Consolidated Cash Flow for any period ending on such date.

          "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in any Environmental Law, as well as any other substance which is required by any Governmental Authority to be investigated, cleaned up, removed, treated or otherwise abated or which is regulated by such Governmental Authority.

          "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "CUSTOMARY PERMITTED LIENS" means

          (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (iii) Liens (other than Environmental Liens and Liens in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety and performance bonds; PROVIDED, that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' respective assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all such Liens in connection with worker's compensation, unemployment insurance or other types of social security benefits deposits shall secure obligations in an aggregate principal amount not exceeding $50,000 at any time outstanding; and

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

          "DESIGNATED PREPAYMENT" is defined in SECTION 3.01(b)(iii).

          "DOD" means the United States Department of Defense, all constituent agencies thereof and any Person succeeding to the functions thereof.

          "DOL" means the United States Department of Labor, all constituent agencies thereof and any Person succeeding to the functions thereof.

          "DOLLARS" and "$" mean the lawful money of the United States.

          "ENVIRONMENTAL LAW" means any Requirement of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA, and any state or local equivalent thereof.

          "ENVIRONMENTAL LIEN" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "ENVIRONMENTAL PROPERTY TRANSFER ACTS" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Transfer Acts".

          "EQUIPMENT" means all of the Borrower's and each of its Subsidiaries' respective present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal Property (other than the Borrower's and each such Subsidiary's respective Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "ERISA AFFILIATE" means (i) any Person which is a member of the same controlled group of Persons (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and
(iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any Person described in CLAUSE (i) above or any partnership or trade or business described in CLAUSE (ii) above.

          "EVENT OF DEFAULT" means any of the occurrences set forth in SECTION
10.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in SECTION 10.01.

          "EXCESS CASH FLOW" means, for any Fiscal Year, an amount equal to
(i) Cash Flow for such Fiscal Year, MINUS (ii) income taxes paid in cash during such Fiscal Year, MINUS (iii) state sales taxes arising in connection with the Purchase which are paid in cash during such Fiscal Year, MINUS (iv) Capital Expenditures paid in cash during such Fiscal Year, MINUS (v) Transaction Costs paid in cash during such Fiscal Year, MINUS (vi) interest on permitted Indebtedness of the Borrower and its Subsidiaries paid in cash during such Fiscal Year, including, without limitation, the interest component of all Capital Leases, MINUS (vii) for Fiscal Year 1994, $2,000,000, MINUS (viii) for Fiscal Year 1995 and each Fiscal Year thereafter, scheduled amortization of the principal portion of the "Term Loan" under (and as defined in) the Opco Credit Agreement during such Fiscal

Year, MINUS (ix) extraordinary cash losses incurred during such Fiscal Year, MINUS (x) Liabilities and Costs paid in cash during such Fiscal Year and incurred in connection with any Remedial Action, PLUS (xi) extraordinary cash gains for such Fiscal Year, PLUS (xii) any cash gain for such Fiscal Year with respect to any inventory or accounts purchased from MAL in connection with the Purchase, to the extent included in the calculation of net income (or loss), PLUS (or MINUS) (xiii) any decrease (or increase) in Net Working Capital since the last day of the then immediately preceding Fiscal Year, the amount for such Fiscal Year in each case determined in conformity with GAAP for the Borrower, Opco and their respective Subsidiaries on a consolidated basis.

          "EXCESS PROCEEDS OF ISSUANCE OF STOCK OR INDEBTEDNESS" means net cash proceeds received by the Borrower or any of its Subsidiaries at any time after the Amendment and Restatement Effective Date on account of the issuance of (i) Capital Stock of the Borrower or any of its Subsidiaries (other than Capital Stock of a Subsidiary issued to the Borrower or to a Subsidiary of the Borrower) or (ii) Indebtedness (other than Indebtedness permitted under SECTION 8.01) of the Borrower or any of its Subsidiaries, in each case net of all transaction costs and underwriters' discounts with respect thereto.

          "EXISTING CREDIT AGREEMENT" is defined in the preliminary statements hereto.

          "EXPORT LICENSE" means any and all licenses, authorizations, approvals or applications therefor relating to exports, reexports, temporary exports, temporary imports and imports, as the case may be, granted by or pending before the United States Department of Commerce, the United States Department of State or any other United States Governmental Authority.

          "FACILITY SECURITY CLEARANCE" means an administrative determination by the applicable United States Government Authority that, from a security viewpoint, a facility is eligible for access to classified information of a certain category and all lower categories.

          "FAIR MARKET VALUE" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, determined (a) in good faith by the board of directors of the Borrower or (b) in an appraisal of such asset, PROVIDED, that such appraisal was performed relatively contemporaneously with such sale by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof.

          "FISCAL YEAR" means the fiscal year of the Borrower, which shall be the 12-month period ending on December 31 of each calendar year.

          "FOREIGN EMPLOYEE BENEFIT PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

          "FOREIGN PENSION PLAN" means any employee benefit plan as defined in
Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

          "GENERAL INTANGIBLES" means all of the Borrower's and its Subsidiaries' respective present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible Property of every kind and nature (other than Accounts), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable, (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, and other contracts and contract rights, (vii) interests in partnerships and joint ventures, (viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to Property, (x) deposit accounts (general or special) with any bank or other financial institution (including, without limitation, the Collection Accounts of the Borrower, the "Collection Accounts" under (and as defined in) the Opco Credit Agreement and the "Collection Accounts" under (and as defined in) the RCL Loan Agreement), (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep-well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) proceeds of insurance of which the Borrower or such Subsidiary is beneficiary, (xv) letters of credit, guarantees, Liens, security interests and other security held by or granted to the Borrower or such Subsidiary, (xvi) uncertificated securities, and (xvii) governmental certificates and certifications, including, without limitation, certificates and certifications relating to Government Contracts and Export Licenses, authorizations and approvals, issued to the Borrower or such Subsidiary.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GOVERNMENT CONTRACT" means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Borrower or any of its Subsidiaries which is entered into with or submitted to any United States Governmental Authority or any agency, agent or instrumentality thereof, including, among other things, all contracts and work authorizations to supply goods and services to the United States Government.

          "INDEBTEDNESS", as applied to any Person, means, at any time, (i) all indebtedness, obligations or other liabilities of such Person (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (C) with respect to letters of credit issued for such Person's account, (D) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (E) in respect of Capital Leases, (F) which are Accommodation Obligations or (G) under warranties and indemnities; (ii) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time;
(iii) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (iv) all contingent Contractual Obligations with respect to any of the foregoing.

          "INDEX RATE" means the higher of:

          (i) the highest prime or base rate of interest published in New York City by any of Morgan Guaranty Trust Company of New York, Citibank, N.A. and Chemical Bank (whether or not such rate is actually charged by any such bank); and

          (ii) the latest published rate for 90-day directly placed commercial paper (or the mid-point in the range of such rates, if more than one rate is published) as quoted either in the Federal Reserve Rate Report which customarily appears in the Friday issue of THE WALL STREET JOURNAL under "Money Rates" or in such other publication as the Lender may, from time to time hereafter, designate in writing.

          "INITIAL CLOSING DATE" means the date the Initial Term Loan was made.

          "INITIAL TERM LOAN" is defined in SECTION 2.01(a).

          "INITIAL TERM NOTE" is defined in SECTION 2.01(d).

          "INTEREST PAYMENT DATE" means each March 31, June 30, September 30 and December 31 during the term of this Agreement.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

          "INVENTORY" means all of the Borrower's and each of its Subsidiaries' respective present and future (i) inventory, (ii) goods, merchandise and other personal Property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of the Borrower's or such Subsidiary's business,
(iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in the Borrower's or such Subsidiary's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in CLAUSES (i) through (iii) above, (v) goods in which the Borrower or such Subsidiary has a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower or such Subsidiary has an interest or right as consignee), and (vi) goods which are returned to or repossessed by the Borrower or such Subsidiary; in each case whether in the possession of the Borrower, such Subsidiary, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

          "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "KAYNAR FEMIPARI" means K.T.I. Femipari KFT, a company organized under the laws of Hungary.

          "KAYNAR U.K." means Kaynar Technologies Ltd., a company organized under the laws of England and Wales.

          "LENDER" is defined in the preamble hereto.

          "LIABILITIES AND COSTS" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "LOAN ACCOUNT" is defined in SECTION 3.04(b).

          "LOAN DOCUMENTS" means this Agreement (and for the applicable period, the Existing Credit Agreement), the Term Notes, the Pledge Agreement and all other instruments, agreements and written Contractual Obligations between the Borrower and the Lender delivered to the Lender pursuant to or in connection with the transactions contemplated hereby or by the Existing Credit Agreement.

          "MAL" means Microdot Aerospace Limited, a company organized under the laws of the United Kingdom, and a wholly-owned Subsidiary of Microdot.

          "MAL PURCHASE AGREEMENT" means, to the extent the assets of MAL have been made available in accordance with the AFS Purchase Agreement, the agreement by and between MAL, Opco and Kaynar U.K., pursuant to which Opco and Kaynar U.K. agree to purchase substantially all of the assets of MAL, which agreement shall be in form and substance satisfactory to the Lender.

          "MANAGEMENT DISCUSSION AND ANALYSIS" is defined in SECTION 6.02.

          "MANAGEMENT INVESTORS" means Jordan A. Law, David A. Werner, Leroy A. Dack, Robert L. Beers, Imre Berecz, Joseph Varholick and Joseph F. Blomberg.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (i) the financial condition, operations, assets or prospects of the Borrower, Opco or any of their respective Subsidiaries, (ii) the ability of the Borrower, Opco or any of their respective Subsidiaries to perform their respective obligations under the Transaction Documents, or (iii) the ability of the Lender to enforce the Loan Documents.

          "MICRODOT" means Microdot Inc., a Delaware corporation.

          "MICRODOT LOAN AGREEMENT" means that certain Loan and Security Agreement dated as of December 30, 1983 between Lender and Microdot, as amended, as amended and restated by that certain Amended and Restated Loan and Security Agreement dated as of April 1, 1989 between Lender and Microdot, as further amended by Amendment No. 1 thereto dated as of December 8, 1992.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either the Borrower or any ERISA Affiliate.

          "NET CASH PROCEEDS OF SALE" means (i) proceeds received by the Borrower or any of its Subsidiaries in cash from the sale, assignment or other disposition of (but not the lease or license of) any Property, other than sales permitted under CLAUSES (ii) through (iv) of SECTION 8.02, net of (A) the costs of sale, assignment or other disposition, (B) any income, franchise, transfer or other tax liability arising from such transaction and (C) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted by
SECTION 8.03 on the asset disposed of, if such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions; and (ii) proceeds of insurance on account of the loss of, damage to or the occurrence of any other insured risk with respect to, any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain, as provided in SECTION 7.07.

          "NET WORKING CAPITAL" means, as of any date of determination, the excess, if any, of (i) consolidated current assets, except cash and Cash Equivalents, over (ii) consolidated current liabilities, except current maturities of long-term debt as of such date, in each case for the Borrower and its Subsidiaries on a consolidated basis.

          "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT B attached hereto and made a part hereof.

          "OBLIGATIONS" means the Term Loans and all advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender, or any Person entitled to indemnification pursuant to SECTION 11.02 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, any Term Note or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (including, without limitation, interest, whether or not allowed under Section 502 of the Bankruptcy Code or otherwise, at the then applicable rate (including the rate in effect from time to time under SECTION 2.02(c)) specified herein that accrues after the commencement of any proceeding under the Bankruptcy Code or other applicable bankruptcy, reorganization, insolvency, dissolution, liquidation or other debtor relief Requirement of Law), charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

          "OFFICER'S CERTIFICATE" means a certificate executed on behalf of a corporation by (i) the chairman or vice-chairman of its board of directors (if an officer of such corporation) or (ii) its president, any of its vice-presidents, its chief financial officer, or its treasurer.

          "OPCO" means Kaynar Technologies Inc., a Delaware corporation.

          "OPCO CREDIT AGREEMENT" means that certain Credit Agreement dated as of January 3, 1994 by and between Opco and the Lender, as amended and as amended and restated by that certain Amended and Restated Credit Agreement of even date herewith by and between Opco and the Lender, as the same may be further amended, restated, supplemented or modified from time to time.

          "OPCO LOAN DOCUMENTS" means the "Loan Documents" as defined in the Opco Credit Agreement.

          "OPERATING LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

          "ORGANIZATIONAL DOCUMENTS" means, with respect to any corporation, limited liability company, unlimited liability company or partnership (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the certificate of registration and memorandum and articles of association of such unlimited liability company, (iv) the by-laws (or the equivalent governing documents) of the corporation, limited liability company, unlimited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's, unlimited liability company's or partnership's equity or ownership interests.

          "ORIGINAL AMENDMENTS" is defined in the preliminary statements hereto.

          "ORIGINAL CREDIT AGREEMENT" is defined in the preliminary statements hereto.

          "OSHA" means the Occupational Safety and Health Act of 1970, any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

          "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

          "PCBS" means polychlorinated biphenyls.

          "PERMITS" means any license, permit, variance, interim permit, permit application, approval, consent, certification, qualification or other authorization under any Requirement of Law applicable to the Borrower or any of its Subsidiaries or otherwise required by any Governmental Authority in connection with the business or operations of the Borrower or any of its Subsidiaries, including, without limitation, any license, permit, consent, certification, approval, authorization or qualification relating to any Government Contract.

          "PERMITTED EXISTING ACCOMMODATION OBLIGATIONS" means the Accommodation Obligations of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.01.2.

          "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.01.3.

          "PERMITTED EXISTING LIENS" means the Liens on the Property of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.01.4.

          "PERSON" means any natural person, corporation, limited liability company, unlimited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

          "PERSONNEL SECURITY CLEARANCE" means an administrative determination by the applicable United States Governmental Authority that an individual is eligible, from a security point of view, for access to classified information of the same or lower category as the level of the personnel clearance being granted.

          "PIK DIVIDEND NOTE AGREEMENT" means that certain PIK Dividend Note Agreement dated as of January 3, 1994 by and between the Borrower and the Lender, as the initial holder of the Preferred Stock of the Borrower, and the other Persons from time to time party thereto as "Holders" (as defined therein), as the same may be amended, restated, supplemented or modified from time to time.

          "PIK DIVIDEND NOTES" means the outstanding promissory notes issued by the Borrower pursuant to the PIK Dividend Note Agreement.

          "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA
(i) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA and (ii) which is not a Foreign Pension Plan or Foreign Employee Benefit Plan.

          "PLEDGE AGREEMENT" means that certain pledge agreement dated as of January 3, 1994, in the form of EXHIBIT C-1 attached hereto and made a part hereof, executed by the Borrower in favor of the Lender, pursuant to which the Borrower pledges and grants a security interest to the Lender in all of the issued and outstanding Capital Stock of Opco and related Property, as supplemented by the Supplement to Pledge Agreement, and as the same may be further amended, supplemented or modified from time to time.

          "POTENTIAL EVENT OF DEFAULT" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "PREFERRED STOCK" means the Series A Preferred Stock and the Series B Preferred Stock.

          "PROCESS AGENT" is defined in SECTION 11.15.

          "PROPERTY" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Account, or other asset owned, leased or operated by the Borrower or its Subsidiaries, as applicable, (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

          "PURCHASE" means, collectively, (i) the purchase by Opco from Microdot of substantially all of the assets of AFS pursuant to the AFS Purchase Agreement and (ii) to the extent the assets of MAL have been made available in accordance with the AFS Purchase Agreement, the purchase by Opco and the U.K. Subsidiary of substantially all of the assets of MAL pursuant to the MAL Purchase Agreement.

          "PURCHASE AGREEMENTS" means the AFS Purchase Agreement and, to the extent the assets of MAL have been made available in accordance with the AFS Purchase Agreement, the MAL Purchase Agreement, and "PURCHASE AGREEMENT" means either of them.

          "PURCHASE DOCUMENTS" means the Purchase Agreements and all of the agreements, documents and instruments executed in connection with either of them.

          "RCL" means RCL Pty, an unlimited liability company organized under the laws of the State of Victoria, Australia.

          "RCL LOAN AGREEMENT" means that certain Term Loan Agreement of even date herewith by and between RCL and the Lender, as the same may be amended, restated, supplemented or modified from time to time.

          "RCL LOAN DOCUMENTS" means the RCL Loan Agreement and the agreements, documents and instruments executed in connection therewith.

          "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "REAL PROPERTY" means all of the Borrower's and each of its Subsidiaries' respective present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in CLAUSE (i) or (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in CLAUSE (iii) or (iv) above.

          "RECOIL ACQUISITION" means, collectively, (i) the purchase by Opco of substantially all of the assets of Recoil U.S. pursuant to the Recoil U.S. Acquisition Agreement and (ii) the purchase by Opco, RCL and, if designated by Opco to acquire the shares of Recoil U.K., Kaynar U.K. of substantially all of the assets of Recoil Australia pursuant to the Recoil Australia Acquisition Agreement and related documents.

          "RECOIL ACQUISITION AGREEMENTS" means the Recoil U.S. Acquisition Agreement and the Recoil Australia Acquisition Agreement, and "RECOIL ACQUISITION AGREEMENT" means either of them.

          "RECOIL ACQUISITION DOCUMENTS" means the Recoil Acquisition Agreements and all of the agreements, documents and instruments executed in connection with either of them.

          "RECOIL AUSTRALIA" means Recoil Pty Ltd, a company organized under the laws of the State of Victoria, Australia.

          "RECOIL AUSTRALIA ACQUISITION AGREEMENT" means that certain Australian Asset Sale Agreement dated August 9, 1996 among Opco, RCL, Recoil Australia and the other Vendors, pursuant to which the Vendors agree to sell, and Opco and RCL agree to purchase, substantially all of the assets of Recoil Australia.

          "RECOIL AUSTRALIA HOLDINGS" means Recoil Australia Holdings, Inc., a Delaware corporation.

          "RECOIL BELGIUM" means Recoil Marketing BVBA, a company organized under the laws of Belgium.

          "RECOIL HOLDINGS" means Recoil Holdings, Inc., a Delaware corporation.

          "RECOIL U.K." means Recoil (Europe) Limited, a company organized under the laws of England and Wales.

          "RECOIL U.S." means Recoil Inc., an Oregon corporation.

          "RECOIL U.S. ACQUISITION AGREEMENT" means that certain US Asset Sale Agreement dated August 9, 1996 among Opco, Recoil U.S., Recoil Australia and the other Vendors, pursuant to which Recoil U.S. agrees to sell, and Opco agrees to purchase, substantially all of the assets of Recoil U.S.

          "RELEASE" means release, presence, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property or Third Party Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, Property or Third Party Property.

          "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "REPORTABLE EVENT" means any of the events described in Section 4043 of ERISA and the regulations promulgated thereunder as in effect from time to time, excluding any event with respect to which the 30-day notice requirement is waived in the applicable regulations.

          "REQUIREMENTS OF LAW" means, as to any Person, the Organizational Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, ordinance, rule, regulation or common law.

          "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.

          "SCHEDULED MATURITY DATE" means the fifth (5th) anniversary of the Initial Closing Date.

          "SECURITIES" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Borrower.

          "SERIES B PREFERRED STOCK" means the Series B Preferred Stock, par value $0.01 per share, of the Borrower.

          "SHAREHOLDERS AGREEMENT" means that certain Shareholders Agreement dated as of January 3, 1994 among the Borrower, the Lender and the Management Investors regarding transfers of, restrictions on and other rights and conditions relating to the Common Stock and the Preferred Stock, as the same may be amended, supplemented or modified from time to time.

          "SOLVENT", when used with respect to any Person, means that at the time of determination:

          (i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

         (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

        (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

         (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "SUBSIDIARY" of a Person means any corporation, limited liability company, unlimited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

          "SUPPLEMENTAL TERM LOAN" is defined in SECTION 2.01(a).

          "SUPPLEMENTAL TERM NOTE" is defined in SECTION 2.01(d).

          "SUPPLEMENT TO PLEDGE AGREEMENT" is defined in SECTION 4.01(a)(iv).

          "TAXES" is defined in SECTION 3.03(a).

          "TERM LOAN COMMITMENTS" means the obligation of the Lender to make (a) the Initial Term Loan pursuant to the terms and conditions of this Agreement (and, for the applicable period, the Existing Credit Agreement), which shall be in an aggregate principal amount equal to (i) $4,800,000, PLUS (ii) all additions in principal due to the capitalization of interest under the Existing Credit Agreement and this Agreement and (b) the Supplemental Term Loan pursuant to the terms and conditions of this Agreement, which shall be in an aggregate principal amount equal to $4,000,000, in each case as permanently reduced by payments or prepayments on the Term Loans made from time to time pursuant to
SECTION 2.01(d) or SECTION 3.01.

          "TERM LOANS" is defined in SECTION 2.01(a).

          "TERM NOTES" is defined in SECTION 2.01(d).

          "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations of a facility which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign Governmental Authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign
Pension Plan.

          "THIRD PARTY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank or unit or equipment owned, leased or operated by any Person other than the Borrower or its Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto and soil and ground water thereunder).

          "TRANSACTION COSTS" means the fees, costs and expenses payable by the Borrower, Opco and their respective Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents.

          "TRANSACTION DOCUMENTS" means (i) the Loan Documents, (ii) the PIK Dividend Note Agreement and the PIK Dividend Notes, (iii) the Opco Loan Documents, (iv) the Purchase Documents, (v) the RCL Loan Documents and (vi) the Recoil Acquisition Documents.

          "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code as enacted in the State of California, as it may be amended from time to time.

          "VENDORS" means Recoil Australia, Advent Limited, Australian Pacific Technology Limited, Western Pacific Investment Company Limited, Mr. Bruce Price,
B. Price Holdings Pty Ltd and Lenarde Pty Ltd.

          1.02. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, PROVIDED, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

          1.03. ACCOUNTING TERMS. Subject to SECTION 11.03, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.04. REFERENCES TO THIS AGREEMENT. The words "hereof", "herein", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, clause, schedule and exhibit references herein are references to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified.

          1.05. MISCELLANEOUS TERMS. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and VICE VERSA, unless otherwise specified. The term "including" is by way of example and not limitation. A reference to a statute, ordinance, code or other Requirement of Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them. A reference to a Person includes a reference to the Person's executors, administrators, successors, substitutes (including Persons taking by novation) and assigns.

          1.06. OTHER TERMS. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.


                                   ARTICLE II
                         AMOUNTS AND TERMS OF TERM LOANS

          2.01. TERM LOANS. (a) AMOUNTS OF TERM LOANS. The Lender has made a term loan, in Dollars, to the Borrower on the Initial Closing Date in an initial principal amount equal to $4,800,000. The outstanding principal amount of such term loan has increased after the Initial Closing Date due to the Borrower's election to capitalize accrued and unpaid interest on such term loan in accordance with the terms of the Existing Credit Agreement and will continue to increase after the Amendment and Restatement Effective Date if the Borrower elects to capitalize accrued and unpaid interest on such term loan in accordance with the terms of SECTION 2.02(b)(i) (the term loan in the principal amount made on the Initial Closing Date, together with all additions to principal due to the capitalization of interest under the Existing Credit Agreement and under this Agreement are collectively referred to herein as the "Initial Term Loan"). Subject to the terms and conditions set forth in this Agreement, the Lender hereby agrees to make a second term loan, in Dollars, to the Borrower on the Amendment and Restatement Effective Date in an aggregate amount equal to $4,000,000 (the "Supplemental Term Loan", and together with the Initial Term Loan, the "Term Loans").

          (b) NOTICE OF BORROWING. When the Borrower desires to borrow the Supplemental Term Loan under this SECTION 2.01, it shall deliver to the Lender a Notice of Borrowing, signed by it, on the Amendment and Restatement Effective Date. Such Notice of Borrowing shall specify (i) the amount of the proposed Borrowing, and (ii) instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing, the Borrower may give the Lender telephonic notice of the Borrowing of the Supplemental Term Loan on the Amendment and Restatement Effective Date, if it confirms such notice by delivery of the Notice of Borrowing to the Lender promptly, but in no event later than 5:00 p.m. (Chicago time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this SECTION 2.01(b) shall be irrevocable.

          (c) MAKING OF SUPPLEMENTAL TERM LOAN. Promptly after receipt of a Notice of Borrowing under SECTION 2.01(b) (or telephonic notice in lieu thereof), the Lender shall deposit an amount equal to the amount requested by the Borrower to be made in respect of the Supplemental Term Loan under this
SECTION 2.01(c), in immediately available funds, not later than 1:00 p.m. (Chicago time) on the Amendment and Restatement Effective Date. Subject to the fulfillment of the conditions precedent set forth in SECTION 4.01, the Lender shall make the proceeds of such amounts available to the Borrower by disbursing such proceeds on the Amendment and Restatement Effective Date to an account specified in a written notice from the Lender to the Borrower or in accordance with the Borrower's disbursement instructions set forth in such Notice of Borrowing.

          (d) TERM NOTES; REPAYMENT OF THE TERM LOANS. (i) On the Initial Closing Date, the Borrower executed and delivered to the Lender a promissory note evidencing the Initial Term Loan in the form of EXHIBIT D-1 attached hereto and made a part hereof (the "Initial Term Note"). On the Amendment and Restatement Effective Date, the Borrower shall execute and deliver to the Lender, a separate promissory note, in substantially the form of EXHIBIT D-2 attached hereto and made a part hereof, evidencing the Supplemental Term Loan (the "Supplemental Term Note" and, together with the Initial Term Note, the "Term Notes"). The outstanding principal balance of the Term Loans (including, without limitation, the principal balance of the Initial Term Loan attributable to interest capitalized in accordance with the terms of SECTION 2.02(b)(i)) shall be payable in full on the earlier of (x) the Scheduled Maturity Date (or, if not a Business Day, the immediately preceding Business Day), and (y) the date of acceleration of the Obligations pursuant hereto.

          (ii) In addition to the scheduled payment on the Term Loans, the Borrower may make the voluntary prepayments described in SECTION 3.01(a) and shall make the mandatory prepayments prescribed in SECTION 3.01(b), for credit against such scheduled payments on the Term Loans pursuant to SECTION 3.01(a) or
SECTION 3.01(b), as applicable.

          (e) USE OF PROCEEDS OF SUPPLEMENTAL TERM LOAN. The proceeds of the Supplemental Term Loan shall be used by the Borrower to make a capital contribution to Opco (and the Borrower shall cause Opco to use the proceeds of such capital contribution for the purposes set forth in Section 2.01(e) of the Opco Credit Agreement).

          2.02. INTEREST. (a) RATE OF INTEREST. (i) The Initial Term Loan and the outstanding principal balance of all other Obligations (other than the outstanding principal balance of the Supplemental Term Loan) shall bear interest on the unpaid principal amount thereof from the date the Initial Term Loan is made (or the dates interest thereon has been or is capitalized) and such other Obligations are due and payable until paid in full, except as otherwise provided in SECTION 2.02(c), at a per annum rate equal to (i) for the period commencing on the Initial Closing Date and ending on December 31, 1995, nine and one-half percent (9.50%) and (ii) for the period commencing on January 1, 1996 and ending on the date the Obligations are paid in full, eleven and one-half percent (11.50%).

          (ii) The Supplemental Term Loan shall bear interest on the unpaid principal amount thereof from the date the Supplemental Term Loan is made until paid in full, except as otherwise provided in SECTION 2.02(c), at a rate per annum equal to the sum of (i) the Index Rate, as in effect from time to time as interest accrues, PLUS (ii) one and one-half percent (1.50%).

          (b) INTEREST PAYMENTS. (i) Interest accrued on the Initial Term Loan shall be payable in arrears (A) with respect to interest accrued and unpaid as of any Interest Payment Date, on the day immediately following such Interest Payment Date, commencing on the first such day immediately following March 31, 1994, (B) upon the payment or prepayment of the Initial Term Loan in full, and
(C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of the Initial Term Loan. Accrued and unpaid interest on the outstanding principal balance of the Initial Term Loan may, at the option of the Borrower, be paid in immediately available funds in accordance with the immediately preceding sentence and SECTION 3.02(a). If interest on the Initial Term Loan is not so paid, such interest shall be capitalized on the day immediately following the applicable Interest Payment Date, and the outstanding principal balance of the Initial Term Loan shall automatically and without notice of any kind whatsoever be increased by an amount equal to such interest.

          (ii) Interest accrued on the Supplemental Term Loan shall be payable in arrears (A) with respect to interest accrued and unpaid as of the end of any calendar month, on the first day of the immediately succeeding calendar month, commencing on the first such day following the making of the Supplemental Term Loan, (B) upon the payment or prepayment of the Supplemental Term Loan in full, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of the Supplemental Term Loan.

          (iii) Interest accrued on the principal balance of all other Obligations shall be payable in immediately available funds in arrears (A) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

          (c) DEFAULT INTEREST. Notwithstanding the rates of interest specified in SECTION 2.02(a) or elsewhere in this Agreement, effective immediately upon (i) the occurrence of an Event of Default described in
SECTION 10.01(a) or (ii) the occurrence of any other Event of Default and notice from the Lender of the effectiveness of this SECTION 2.02(c), and for as long thereafter as such Event of Default shall be continuing, the principal balance of the Initial Term Loan, the principal balance of the Supplemental Term Loan and the principal balance of all other Obligations, shall bear interest at a per annum rate which is two percent (2.0%) per annum in excess of the interest rate otherwise applicable under SECTION 2.02(a).

          (d) COMPUTATION OF INTEREST. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on the Term Loans, the date of the making of the Term Loans shall be included and the date of payment shall be excluded.

          2.03. AUTHORIZED OFFICERS AND AGENTS. On the Amendment and Restatement Effective Date and from time to time thereafter when necessary, the Borrower shall deliver to the Lender an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request a Borrowing and containing a specimen signature of each such officer, employee or agent.
The officers, employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Lender shall be entitled to rely conclusively on such officer's or employee's authority to request such Borrowing until the Lender receives written notice to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or any other document, and, with respect to an oral request for such a Borrowing the Lender shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. The Lender shall incur no liability to the Borrower or any other Person in acting upon any telephonic notice referred to above which the Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower.

                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

          3.01.  PREPAYMENTS.

           (a) VOLUNTARY PREPAYMENTS. The Borrower may, upon at least one (1) Business Day's prior written notice to the Lender, at any time and from time to time, prepay the Term Loans, in whole or in part. Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Any notice of prepayment given to the Lender under this SECTION 3.01(a) shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount of the prepayment and whether such prepayment is to be applied to the Initial Term Loan or the Supplemental Term Loan or both. When notice of prepayment is delivered as provided herein, the principal amount of the Term Loan(s) specified in the notice shall become due and payable on the prepayment date specified in such notice. The prepayments described in this SECTION 3.01(a) may be made without premium or penalty.

          (b)  MANDATORY PREPAYMENTS/REDUCTIONS.

          (i) After the payment in full of the "Obligations" under (and as defined in) the Opco Credit Agreement and the "Obligations" under (and as defined in) the RCL Loan Agreement, the Borrower shall make the following prepayments in respect of the Term Loans:

          (A) Within two (2) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds of Sale, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Sale.

          (B) Within ninety (90) days after the end of each Fiscal Year, the Borrower shall calculate Excess Cash

     Flow for such Fiscal Year and shall make a mandatory prepayment in an amount equal to seventy-five percent (75%) of such Excess Cash Flow. The Borrower shall make an additional mandatory prepayment on the date on which annual reports are required to be delivered by SECTION 6.01(c) to the extent 75% of Excess Cash Flow determined in accordance with the annual reports exceeds 75% of the Borrower's preliminary calculation of Excess Cash Flow.

          (C) Within two (2) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Excess Proceeds of Issuance of Stock or Indebtedness, the Borrower shall make or cause to be made a mandatory prepayment in an amount equal to one hundred percent (100%) of such Excess Proceeds of Issuance of Stock or Indebtedness.

          (ii) Nothing in this SECTION 3.01(b) shall be construed to constitute the Lender's consent to any transaction referred to in CLAUSE (i) above which is not expressly permitted by ARTICLE VIII.

          (iii) Each mandatory prepayment required by SECTION 3.01(b)(i) shall be referred to herein as a "Designated Prepayment". The Borrower shall give the Lender not less than one (1) Business Day's prior written notice or telephonic notice promptly confirmed in writing, of the date on which each such Designated Prepayment will be made (which date of prepayment shall be no later than the date on which such Designated Payment becomes due and payable pursuant to this
SECTION 3.01(b)).

          (iv) Designated Prepayments shall be allocated and applied to the Obligations as follows: (A) FIRST, to the unpaid principal balance of the Supplemental Term Loan and (B) SECOND, to the unpaid principal balance of the Initial Term Loan.

          3.02. PAYMENTS. (a) MANNER AND TIME OF PAYMENT. All payments and prepayments of principal of and interest on the Term Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Lender shall be made without condition or reservation of right, in immediately available funds (except to the extent otherwise permitted by SECTION 2.02(b)(i)), delivered to the Lender not later than 1:00 p.m. (Chicago time) on the date and at the place due, to such account of the Lender as it may designate; and funds received by the Lender not later than 1:00 p.m. (Chicago time) on any given Business Day shall be credited against payment to be made that day and funds received by the Lender after that time shall be deemed to have been paid on the immediately following Business Day. All payments and prepayments of Obligations shall be made in Dollars, and the Borrower waives any right which it has under any Requirement of Law to repay the Obligations in a currency other than Dollars.

          (b) APPLICATION OF PAYMENTS. (i) Subject to the provisions of SECTIONS 3.01 AND 3.02(b)(ii), all payments of principal and interest in respect of the Term Loans, all payments of fees and all other payments in respect of any other Obligations, shall be applied FIRST, to pay all Obligations then due and payable and SECOND, as the Borrower so designates.

         (ii) After the occurrence of an Event of Default and while the same is continuing, the Lender shall apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) FIRST, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lender;

          (B) SECOND, to pay interest due in respect of the Supplemental Term Loan;

          (C)  THIRD, to pay interest due in respect of the Initial Term
     Loan;

          (D) FOURTH, to the payment or prepayment of principal outstanding on the Supplemental Term Loan;

          (E) FIFTH, to the payment or prepayment of principal outstanding on the Initial Term Loan; and

          (F)  SIXTH, to the payment of all other Obligations.

          (c) PAYMENTS ON NON-BUSINESS DAYS. Whenever any payment to be made by the Borrower hereunder or under any Term Note is stated to be due on a day which is not a Business Day, the payment shall instead be due on the immediately following Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

          3.03. TAXES. (a) PAYMENT OF TAXES. Any and all payments by the Borrower hereunder or under any Term Note or other document evidencing any Obligations shall be made, in accordance with SECTION 3.02, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, duties, and all stamp, transaction or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Term Loan Commitments and all other liabilities with respect thereto (including any related interest, penalties, fines and expenses in connection with any of them), excluding taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on the Lender by (i) the United States,

(ii) the Governmental Authority of any jurisdiction in which the Lender has an office or any political subdivision thereof or (iii) the Governmental Authority in which the Lender is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and duties being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any Term Note or document to the Lender (x) the sum payable to the Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this SECTION 3.03) the Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) INDEMNIFICATION. The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this SECTION 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Lender or any of its Affiliates and any liability (including penalties, additions to tax, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this SECTION
3.03 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. The Lender agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as the Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this SECTION
3.03 in respect of any payments under this Agreement or under any Term Note.

          (c) RECEIPTS. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Lender, at its address referred to in SECTION 11.06, the original or a certified copy of a receipt evidencing payment thereof.

          3.04.  PROMISE TO REPAY; EVIDENCE OF INDEBTEDNESS.

          (a) PROMISE TO REPAY. The Borrower hereby agrees to pay when due the principal amount of the Term Loans, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the respective Term Notes.

          (b) LOAN ACCOUNT. The Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to the Lender resulting from the Term Loans, including the amount of principal and interest payable and paid to the Lender from time to time hereunder and under the respective Term Notes.

          (c) ENTRIES BINDING. The entries made in the Loan Account shall be conclusive and binding for all purposes, absent manifest error.

                                   ARTICLE IV
                      CONDITIONS TO SUPPLEMENTAL TERM LOAN

          4.01. CONDITIONS PRECEDENT TO THE SUPPLEMENTAL TERM LOAN. The obligation of the Lender to make the Supplemental Term Loan on the Amendment and Restatement Effective Date shall be subject to the satisfaction of all of the following conditions precedent:

          (a) DOCUMENTS. The Lender shall have received on or before the Amendment and Restatement Effective Date, duly executed and acknowledged where appropriate and in form and substance satisfactory to the Lender, all of the following:

          (i) this Agreement, together with all Schedules hereto which shall be in each case true, complete and correct in all material respects as of the Amendment and Restatement Effective Date;

          (ii) the Supplemental Term Note;

          (iii) a Notice of Borrowing completed in accordance with the provisions of Section 2.01(b);

          (iv) the supplement to the Pledge Agreement in substantially the form of EXHIBIT C-2 attached hereto and made a part hereof, executed by the Borrower in favor of the Lender, reaffirming the pledge and grant of security interest under the Pledge Agreement (the "Supplement to Pledge Agreement");

          (v) Uniform Commercial Code financing statements covering the Collateral;

          (vi) a favorable legal opinion, dated the Amendment and Restatement Effective Date, addressed to the Lender, from O'Melveny & Myers LLP, counsel to the Borrower, with respect to the Loan Documents and related matters;

          (vii) evidence that the Borrower has directed O'Melveny & Myers LLP to prepare and deliver to the Lender the opinion described in CLAUSE (vi) above;

          (viii) the PRO FORMA financials referred to in SECTION 5.01(g);

          (ix) a certificate signed by the Vice President of the Borrower certifying that all conditions precedent under this SECTION
     4.01 have been met and no Potential Event of Default or Event of Default has occurred or is continuing;

          (x) a solvency certificate for the Borrower and its Subsidiaries, duly executed by the chief financial officer or treasurer of such Person, dated the Amendment and Restatement Effective Date and giving effect to the Recoil Acquisition and the financing transactions contemplated under this Agreement, supported by such analyses, valuations, appraisals, reviews, projections and other documentation as the Lender deems appropriate;

          (xi) documentation deemed adequate by the Lender showing the Borrower's and its Subsidiaries' compliance with any financial responsibility requirements of applicable Requirements of Law, including, without limitation, those contained in 40 C.F.R. Parts 264 and 265, Subps. H, and state law equivalents, and those promulgated pursuant to 42 U.S.C. Section 6991b(c)(6), and state equivalents; and

          (xii) such additional documentation as the Lender may reasonably request.

          (b) PERFECTION OF LIENS. Evidence that all financing statements relating to the Collateral have been filed where necessary to perfect the Lender's security interest therein and all certificates representing Capital Stock included in the Collateral have been delivered to the Lender (with duly executed stock powers).

          (c) NO LEGAL IMPEDIMENTS. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Lender shall not have received any notice that litigation is pending or threatened which is likely to
(i) enjoin, prohibit or restrain (A) the making of the Supplemental Term Loan on the Amendment and Restatement Effective Date or (B) the consummation of the Recoil Acquisition or (ii) impose or result in the imposition of a Material Adverse Effect.

          (d) NO DEFAULT. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Supplemental Term Loan on the Amendment and Restatement Effective Date.

          (e) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in SECTION 5.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Amendment and Restatement Effective Date.

          (f) THE RECOIL ACQUISITION. Substantially simultaneously with the consummation of the transactions contemplated by this Agreement, the Opco Credit Agreement and the RCL Loan Agreement, Opco shall have acquired substantially all of the assets of Recoil U.S. pursuant to the Recoil U.S. Acquisition Agreement, and Opco, RCL and, if designated by Opco to acquire the shares of Recoil U.K., Kaynar U.K. shall have acquired substantially all of the assets of Recoil Australia pursuant to the Recoil Australia Acquisition Agreement and related documents, in each case in compliance with all applicable Requirements of Law.

          (g) ORGANIZATIONAL DOCUMENTS. The Lender shall have received copies, certified to its satisfaction, of all Organizational Documents of the Borrower and its Subsidiaries as in effect as of the Amendment and Restatement Effective Date and determined them to be satisfactory in form and substance.

          (h) NO MATERIAL ADVERSE EFFECT. No event has occurred since the Initial Closing Date which has had or is reasonably likely to have a Material Adverse Effect.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.01. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to enter into this Agreement and to make the Supplemental Term Loan and the other financial accommodations to the Borrower, the Borrower hereby represents and warrants to the Lender that the following statements are true, correct and complete:

          (a) ORGANIZATION; ORGANIZATIONAL POWERS. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation (or other entity) and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (iii) to the extent required, has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of Minnesota and New Jersey, and (iv) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

          (b) AUTHORITY. (i) The Borrower and each of its Subsidiaries have the requisite corporate power and authority (A) to execute, deliver and perform each of the Transaction Documents which are to be executed by it in connection with the Purchase or the Recoil Acquisition or which have been executed by it as required by this Agreement or the Existing Credit Agreement on or prior to the Amendment and Restatement Effective Date and (B) to file the Transaction Documents which must be filed by it in connection with the Purchase or the Recoil Acquisition or which have been filed by it as required by this Agreement or the Existing Credit Agreement on or prior to the Amendment and Restatement Effective Date, with any Governmental Authority.

          (ii) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or its Subsidiaries in connection with the Purchase or the Recoil Acquisition or which have been executed or filed as required by this Agreement or the Existing Credit Agreement on or prior to the Amendment and Restatement Effective Date and to which the Borrower or any of its Subsidiaries is party and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries and such approvals have not been rescinded. No other organizational action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

          (iii) Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Lender pursuant to SECTION 4.01(a) without the prior written consent of the Lender, and all parties thereto have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Amendment and Restatement Date, and no Potential Event of Default, Event of Default or breach of any covenant by any such party exists thereunder.

          (c) CONSENTS. Except as set forth in SCHEDULE 5.01-C and for approval of the Bankruptcy Court (solely with respect to the Purchase), no consents or approvals of, or filings or registrations (other than filings or registrations contemplated by SECTION 4.01(b) or 5.01(f)(i) with respect to Government Contracts) by the Borrower or its Subsidiaries with any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution and delivery of the Transaction Documents by the Borrower and its Subsidiaries and the consummation by the Borrower and its

Subsidiaries of the transactions contemplated by the Transaction Documents, except where the failure to obtain such consents or approvals would not result in a Material Adverse Effect.

          (d) SUBSIDIARIES; OWNERSHIP OF CAPITAL STOCK. SCHEDULE 5.01-D accurately sets forth (i) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which qualified to transact business as a foreign corporation of each of the direct and indirect Subsidiaries of the Borrower, (ii) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares, and (iii) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of the Borrower and each of its Subsidiaries in any Person that is not a corporation. None of such issued and outstanding Capital Stock is subject to any vesting or redemption agreement, or, except as provided in the Shareholders Agreement, repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

          (e) NO CONFLICT. The execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, singly or in the aggregate, will have or is reasonably likely to have a Material Adverse Effect or is reasonably likely to subject the Lender to any liability, or
(iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower or any such Subsidiary, other than Liens contemplated by the Loan Documents, the Opco Loan Documents or the RCL Loan Documents, as applicable.

          (f) PATENTS, TRADEMARKS, PERMITS, ETC.; GOVERNMENT APPROVALS. (i) After giving effect to the Purchase and the Recoil Acquisition, the Borrower and each of its Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals (except with respect to Government Contracts), patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of their businesses as proposed to be conducted which are material to their condition (financial or otherwise), operations, performance and prospects, taken as a whole, including, without limitation, the names "Microdot", "Kaynar", "Microdot Inserts" and "Recoil". With respect to each Government Contract acquired by Opco or RCL in connection with the Purchase or the Recoil Acquisition, such Government Contract has been transferred to Opco or RCL (and all necessary approvals therefor have been obtained) or Opco or RCL is operating under a subcontract which is in full force and effect.

          (ii) The consummation of the Purchase, the Recoil Acquisition and the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes by the Borrower or any of its Subsidiaries in any manner which has or is reasonably likely to have a Material Adverse Effect.

          (g) PRO FORMA FINANCIALS. The PRO FORMA consolidated and consolidating balance sheets of the Borrower and its Subsidiaries prepared as of March 31, 1996 (and giving effect to the Recoil Acquisition) and in accordance with GAAP consistently applied, copies of which have been furnished to the Lender on or before the Amendment and Restatement Effective Date, fairly present on a PRO FORMA basis the financial condition of the Borrower and such Subsidiaries as of March 31, 1996, and reflect on a PRO FORMA basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Transaction Documents, and the payment or accrual of all Transaction Costs payable on the Amendment and Restatement Effective Date with respect to any of the foregoing. The projections and assumptions expressed in the PRO FORMA financials furnished pursuant to this
SECTION 5.01(g) are reasonable based on the information available to the Borrower as of the date hereof.

          (h) SOLVENCY. After giving effect to the making of the Supplemental Term Loan on the Amendment and Restatement Effective Date, the Borrower and each of its Subsidiaries are Solvent.

          (i) THE PURCHASE. (i) All conditions precedent to, and all consents necessary to permit, the Purchase pursuant to the Purchase Documents have been satisfied or delivered, or waived with the prior written consent of the Lender, and no material breach of any term or provision of any Purchase Document has occurred and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the Purchase or the making of the Supplemental Term Loan hereunder.

          (ii) After giving effect to the Purchase, Opco has acquired substantially all of the assets of AFS pursuant to the AFS Purchase Agreement, and, to the extent the assets of MAL have been made available in accordance with the AFS Purchase Agreement, Opco and Kaynar U.K. have acquired substantially all of the assets of MAL pursuant to the MAL Purchase Agreement, in each case in compliance with all applicable laws.

          (j) THE RECOIL ACQUISITION. (i) All conditions precedent to, and all consents necessary to permit, the Recoil Acquisition pursuant to the Recoil Acquisition Documents have been satisfied or delivered, or waived with the prior written consent of the Lender, and no material breach of any term or provision of any Recoil Acquisition Document has occurred and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the Recoil Acquisition or the making of the Supplemental Term Loan hereunder.

          (ii) After giving effect to the Recoil Acquisition, Opco has acquired substantially all of the assets of Recoil U.S. pursuant to the Recoil U.S. Acquisition Agreement, and Opco, RCL and, if designated by Opco to acquire the shares of Recoil U.K., Kaynar U.K. have acquired substantially all of the assets of Recoil Australia pursuant to the Recoil Australia Acquisition Agreement and related documents, in each case in compliance with all applicable Requirements of Law.

          (k) PLEDGE OF COLLATERAL. The grant and perfection of the security interest in the Capital Stock of Opco constituting a portion of the Collateral for the benefit of the Lender, as contemplated by the terms of the Pledge Agreement, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation, limited liability company, unlimited liability company or partnership law or in violation of any other Requirement of Law.

          (l) PAYMENT OF TAXES. All tax returns and reports of each of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid, other than those which are being contested in good faith by appropriate proceedings. The Borrower has no knowledge of any proposed tax assessment (or similar claim) against the Borrower or any of its Subsidiaries that will have or is reasonably likely to have a Material Adverse Effect.

                                   ARTICLE VI
                               REPORTING COVENANTS

          The Borrower covenants and agrees that so long as any Obligations are outstanding (other than indemnities not yet due), unless the Lender shall otherwise give prior written consent thereto:

          6.01. FINANCIAL STATEMENTS. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the
Lender:

          (a) MONTHLY REPORTS. As soon as practicable, and in any event within thirty (30) days after the end of each calendar month in each Fiscal Year, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the corresponding calendar periods in the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered pursuant to SECTION 6.01(f), certified by the chief financial officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the calendar months indicated in accordance with GAAP, subject to normal year end adjustments.

          (b) QUARTERLY REPORTS. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered pursuant to SECTION 6.01(f), certified by the chief financial officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.

          (c) ANNUAL REPORTS. As soon as practicable, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered pursuant to SECTION 6.01(f), and (ii) a report thereon of Arthur Andersen & Co. or other independent certified public accountants of recognized standing and otherwise acceptable to the Lender, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Arthur Andersen & Co. or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards.

          (d) OFFICER'S CERTIFICATE. Together with each delivery of any financial statement pursuant to PARAGRAPHS (b) and (c) of this SECTION 6.01, (i) an Officer's Certificate of the Borrower substantially in the form of EXHIBIT E attached hereto and made a part hereof, stating that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; and
(ii) a certificate (the "Compliance Certificate"), signed by the Borrower's chief financial officer, setting forth calculations and the methods of determination thereof (with such specificity as the Lender may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of ARTICLE IX.

          (e) ACCOUNTANT'S STATEMENT AND PRIVITY LETTER. Together with each delivery of the financial statements referred to in SECTION 6.01(c), a written statement of the firm of independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters, (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Potential
Event of Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such condition or event that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention which causes them to believe that the information contained in either or both of the certificates delivered therewith pursuant to SECTION 6.01(d) is not correct or that the matters set forth in the Compliance Certificate delivered therewith pursuant to SECTION 6.01(d)(ii) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement. The statement referred to above shall be accompanied by (x) a copy of the management letter or any similar report delivered to the Borrower or to any officer or employee thereof by such accountants in connection with such financial statements and
(y) a letter from the Borrower to such accountants informing such accountants that the Lender is relying upon the financial statements audited by such accountants and delivered to the Lender pursuant to SECTION 6.01(c) and that a primary intent of the Borrower in having such financial statements audited is to induce the Lender to continue to make financial accommodations to the Borrower under this Agreement. The Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants.

          (f) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as practicable and in any event not later than thirty (30) days prior to the commencement of each Fiscal Year of the Borrower, (i) a monthly budget for such Fiscal Year; (ii) an annual business plan for such Fiscal Year, in form and substance acceptable to the Lender, accompanied by a report reconciling all changes and departures from the business plan delivered to the Lender for the preceding Fiscal Year; and (iii) a consolidated plan and financial forecast, prepared in accordance with the Borrower's normal accounting procedures applied on a consistent basis, for such Fiscal Year and the two (2) immediately succeeding Fiscal Years, including, without limitation, (A) a forecasted consolidated balance sheet and a consolidated statement of changes in financial position of the Borrower for such Fiscal Years, (B) forecasted consolidated balance sheets, statements of earnings and retained earnings, and changes in financial position of the Borrower for and as of the end of each fiscal quarter of such Fiscal Years, (C) the amount of forecasted Capital Expenditures and Excess Cash Flow for such Fiscal Years, and (D) forecasted compliance with the provisions of ARTICLE IX for such Fiscal Years.

          6.02. OPERATIONS REPORTS. Accompanying the reports to be delivered by the Borrower each fiscal quarter in each Fiscal

Year pursuant to SECTION 6.01(b) and, in addition to the foregoing, within seven (7) days after the Lender's request therefor, the Borrower shall deliver to the Lender a report detailing the operations of the Borrower and its Subsidiaries which report shall include a management discussion and analysis with respect to the Borrower's and its Subsidiaries' financial performance during such period, including a comparison of actual sales versus budgeted sales for such fiscal quarter, a discussion of bookings, a listing of significant new customers and new products developed for sale, an explanation of any cost saving measures implemented, together with a discussion of the general business environment and results of operations, including an explanation of any material changes in consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such period from such statements for the corresponding period of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year pursuant to SECTION 6.01(f) (the "Management Discussion and Analysis").

          6.03. EVENTS OF DEFAULT. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that the Lender has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in SECTION 10.01(e), or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Lender an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto.

          6.04. LAWSUITS. (a) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $100,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), the Borrower shall give written notice thereof to the Lender and provide such other information as may be reasonably available to enable the Lender and its counsel to evaluate such matters; (b) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall provide a written quarterly report to the Lender covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affecting the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries not previously disclosed by the Borrower to the Lender, and shall provide such other information at such time as may be reasonably available to enable the Lender and its counsel to evaluate such matters (but excluding such information at to which the Borrower in good faith has asserted or will assert a legal privilege in objection to disclosure of the information by the Borrower in the action, suit, proceeding, investigation or arbitration); and (c) in addition to the requirements set forth in CLAUSES (a) and (b) of this SECTION 6.04, the Borrower upon request of the Lender shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to CLAUSE (a) or (b) above and provide such other information as may be reasonably available to it to enable the Lender and its counsel to evaluate such matters.

          6.05. INSURANCE. As soon as practicable and in any event by the last day of April in each Fiscal Year, the Borrower shall deliver to the Lender (a) a report in form and substance reasonably satisfactory to the Lender outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (b) evidence that all premiums with respect to such coverage have been paid when due.

          6.06. ERISA NOTICES. The Borrower shall deliver or cause to be delivered to the Lender, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (a) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (b) within ten (10) Business Days after the Borrower or any of its Subsidiaries knows or has reason to know that an assessment of a prohibited transaction excise tax under
     Section 4975 of the Internal Revenue Code has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

          (c) upon the request of the Lender, copies of each annual report (form 5500 series), including Schedule B thereto, filed with the DOL, IRS or PBGC with respect to each Benefit Plan;

          (d) within ten (10) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

          (e) within ten (10) Business Days after the occurrence any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

          (f) within three (3) Business Days after the Borrower or any ERISA Affiliate receives notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (g) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under
     Section 401(a) of the Internal Revenue Code, copies of each such letter;

          (h) within ten (10) Business Days after the Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (i) within three (3) Business Days after the Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

          (j) within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

          (k) within ten (10) Business Days after the Borrower receives written notice from the Lender requesting the same, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence specified in such notice.

For purposes of this SECTION 6.06, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

          6.07. ENVIRONMENTAL NOTICES. (a) The Borrower shall notify the Lender in writing, within five (5) days after the Borrower's learning thereof, of any:

          (i) notice or claim to the effect that the Borrower or any of its Subsidiaries is or can reasonably be expected to be liable to any Person as a result of the Release or threatened Release of any Contaminant;

          (ii) notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant;

          (iii) notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien;

          (iv) notice of violation to the Borrower or any of its Subsidiaries of any Environmental Law;

          (v) condition which might reasonably result in a violation of any Environmental Law;

          (vi) commencement or threat of any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental Law;

          (vii) new or proposed changes to any existing Environmental Law that could result in a Material Adverse Effect;

          (viii) any Release of a Contaminant which requires, or is reasonably likely to require, (A) Remedial Action which is subject to review or approval by any Governmental Authority or (B) reporting to any Governmental Authority; or

          (ix) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Borrower or any of its Subsidiaries that is reasonably likely to subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs.

          (b) Within forty-five (45) days after the end of each Fiscal Year, the Borrower shall submit to the Lender a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to SECTION 6.07(a) or identified in any notice or report required herein.

          6.08. LABOR MATTERS. The Borrower shall notify the Lender in writing, promptly upon the Borrower's learning thereof, of (a) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (b) any liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

          6.09. GOVERNMENT CONTRACT NOTICES. The Borrower shall notify the Lender in writing, within three (3) Business Days after the Borrower's learning thereof, of any of the following:

          (a) The DOD, any other United States Governmental Authority, any prime contractor, subcontractor or other Person has notified the Borrower or any of its Subsidiaries that the Borrower or such Subsidiary has breached or violated in any material respect any Requirement of Law, certification, representation, clause, provision or requirement pertaining to any Government Contract;

          (b) A termination for default, termination for convenience, cure notice or show cause notice is in effect with respect to any Government Contract;

          (c) Any cost incurred pertaining to any Government Contract has been questioned or challenged, is the subject of any investigation or has been disallowed by any United States Governmental Authority;

          (d) Any money due to the Borrower or any of its Subsidiaries pertaining to any Government Contact is withheld, or is the subject of an attempt to withhold, or is reduced through exercise of a right of set-off or otherwise;

          (e) The commencement or threat of any action, suit, investigation or proceeding relating to any Government Contact, or relating to any proposed suspension or debarment of the Borrower, any of its Subsidiaries or any of their respective employees or agents, against the Borrower, such Subsidiary, such other Person or any Property;

          (f) The discovery of any irregularity, misstatement or omission arising under or relating to any Government Contract that could reasonably be expected to lead to (i) an administrative, civil or criminal investigation, indictment or information with respect to the Borrower, any of its Subsidiaries or any of their respective directors, officers, employees, consultants or agents, (ii) disclosure of such irregularity, misstatement or omission to any Governmental Authority or (iii) material damage, penalty assessment, recoupment of payment or disallowance of cost; or

          (g) The existence of (i) any outstanding material Claims against the Borrower, its Subsidiaries or any Property, either by a United States Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract, or
     (ii) any material dispute between the Borrower or any of its Subsidiaries, on the one hand, and any United States Governmental Authority, any prime contractor, subcontractor, vendor or other third party, on the other hand, arising under or relating to any Government Contract.

          6.10. OTHER INFORMATION. Promptly upon receiving a request therefor from the Lender, the Borrower shall prepare and deliver to the Lender such other information with respect to the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Lender.


                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees that so long as any Obligations are outstanding (other than indemnities not yet due), unless the Lender shall otherwise give prior written consent:

          7.01. ORGANIZATIONAL EXISTENCE, ETC. Except as permitted by SECTION 8.09, the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its organizational existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

          7.02. ORGANIZATIONAL POWERS; CONDUCT OF BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified.

          7.03. COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either CLAUSE (a) or (b) above is not reasonably likely to have a Material Adverse Effect.

          7.04. PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. The Borrower shall pay, and cause each of its Subsidiaries to pay, (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty, addition to tax or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by SECTION 8.03) upon any of the Borrower's or such Subsidiary's Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such taxes, assessments and governmental charges referred to in CLAUSE (a) above or claims referred to in CLAUSE (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than with the Borrower, Opco or any of their respective Subsidiaries).

          7.05. INSURANCE. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on SCHEDULE 5.01-X of the Opco Credit Agreement or substantially similar policies and programs or other policies and programs as are acceptable to the Lender and, upon the request of the Lender, such other insurance which in the sole and reasonable judgment of the Lender, is necessary or desirable to increase the likelihood of the repayment of the Obligations. All such policies and programs shall be maintained with insurers acceptable to the Lender. Each certificate and policy relating to Property damage, boiler and machinery and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to the Lender, showing loss payable to the Lender, and, if required by the Lender, naming the Lender as an additional insured under such policy. Each certificate and policy relating to coverages other than the foregoing shall, if required by the Lender, contain an endorsement naming the Lender as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Lender shall provide that the insurance companies will give the Lender at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Lender or cancelled and that no act, whether willful or negligent, or default of the Borrower, any of its Subsidiaries or any other Person shall affect the right of the Lender to recover under such policy or policies of insurance in case of loss or damage. In the event the Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable. All sums so disbursed by the Lender shall be part of the Obligations, payable as provided in this Agreement.

          7.06. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Lender to visit and inspect any of the Properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby, by the Purchase Documents or by the Recoil Acquisition Documents (including, without limitation, in connection with environmental compliance, hazard or liability or any Government Contract), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. At the request of the Lender and upon delivery to the Borrower of invoices therefor, each such visitation and inspection shall be at the Borrower's expense. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrower, upon the Lender's request, shall turn over copies of any such records to the Lender or its representatives.

          7.07. INSURANCE AND CONDEMNATION PROCEEDS. After the payment in full of the "Obligations" under (and as defined in) the Opco Credit Agreement and the "Obligations" under (and as defined in) the RCL Loan Agreement, the Borrower shall direct (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of Property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property to pay all proceeds payable under such policies or with respect to such claim or award directly to the Lender, and in no case to the Borrower or one or more of its Subsidiaries and the Lender. Such proceeds shall constitute Net Cash
Proceeds of Sale and shall be applied to the Obligations in accordance with
SECTION 3.01(b)(iv).

          7.08. ERISA COMPLIANCE. The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations thereunder and the respective requirements of the governing documents for such Plans.

          7.09. FOREIGN EMPLOYEE BENEFIT PLAN COMPLIANCE. The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws and regulations applicable thereto and the respective requirements of the governing documents for such Plans.

          7.10. GOVERNMENT CONTRACT COMPLIANCE. The Borrower shall, and shall cause each of its Subsidiaries to (a) maintain all Permits pertaining to Government Contracts required to operate the Borrower's business as it is currently conducted, including, without limitation, (i) all Facility Security Clearance(s) and Personnel Security Clearance(s), (ii) all certifications of products manufactured by the Borrower which are on the "Qualified Products List" of any United States Governmental Authority, and (iii) all Export Licenses and other similar Permits; and (b) comply in all material respects with all Requirements of Law and Contractual Obligations pertaining to each Government Contract.

          7.11. ENVIRONMENTAL COMPLIANCE. The Borrower shall, and shall cause each of its Subsidiaries to (a) obtain and maintain in effect all Permits required by Environmental Law and comply with all conditions of such Permits; (b) comply with all Environmental Law applicable to the Borrower and its Subsidiaries; and (c) conduct its and their operations in an environmentally responsible manner so as to minimize Releases of Contaminants and the likelihood of violating Environmental Law, except in the case where non-compliance with any of clause (a) or (b) or (c) above will not have or result in a Material Adverse Effect.

          7.12. MAINTENANCE OF PROPERTY. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; PROVIDED, HOWEVER, that such Property may be altered or renovated in the ordinary course of business.

          7.13. CONDEMNATION. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of the Borrower or any of its Subsidiaries, the Borrower shall notify the Lender of the pendency of such proceeding, and permit the Lender to participate in any such proceeding, and from time to time will deliver to the Lender all instruments reasonably requested by the Lender to permit such participation.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

          The Borrower covenants and agrees that so long as any Obligations are outstanding (other than indemnities not yet due), unless the Lender shall otherwise give prior written consent:

          8.01. INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (i)  the Obligations;

          (ii) trade payables, wages and other accrued expenses incurred in the ordinary course of business;

          (iii)  the Transaction Costs;

          (iv) to the extent permitted by ARTICLE IX, the Opco Credit Agreement and the RCL Loan Agreement and in any event in an aggregate amount not to exceed $3,000,000 at any time, Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed assets, and Indebtedness incurred to refinance such Capital Leases and purchase money Indebtedness;

          (v) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to SECTION 7.04;

          (vi) Indebtedness constituting Accommodation Obligations permitted by SECTION 8.05;

          (vii) Indebtedness arising from intercompany loans from the Borrower to Opco or from any of Opco's wholly-owned Subsidiaries to Opco, PROVIDED, that (A) all such Indebtedness shall be evidenced by promissory notes (which, if payable to RCL, Recoil Holdings or Recoil Australia Holdings, shall be delivered to the Lender in accordance with the RCL Loan Documents), shall be subordinated in right of payment to the "Obligations" under (and as defined in) the Opco Credit Agreement and (B) the proceeds of such Indebtedness shall be used for purposes permitted by this Agreement;

          (viii) Indebtedness arising from intercompany loans from Opco to the Borrower which, together with the amount of dividends or distributions to the Borrower on the Capital Stock of Opco permitted under SECTION 8.06(ii), shall not exceed an aggregate amount of $600,000 in any Fiscal Year, PROVIDED, that (A) all such Indebtedness shall be evidenced by promissory notes which are pledged to the Lender in accordance with the provisions of the "Security Agreement" (as defined in the Opco Credit Agreement) and (B) the proceeds of such intercompany loans, dividends or distributions shall be used by the Borrower solely to pay (I) operating expenses of the Borrower in an amount not to exceed $50,000 in any Fiscal Year, (II) accrued interest on the Term Loans or the PIK Dividend Notes (including, without limitation, that portion of the principal amount of the Initial Term Loan or the PIK Dividend Notes attributable to interest which has been capitalized in accordance with this Agreement or the PIK Dividend Note Agreement, as applicable) and (III) if and only if all accrued interest on the Term Loans and the PIK Dividend Notes (including, without limitation, that portion of the principal amount of the Initial Term Loan or the PIK Dividend Notes attributable to interest which has been capitalized in accordance with this Agreement or the PIK Dividend Note Agreement, as applicable) as of the then most recent date on which interest on any Term Loan or the PIK Dividend Notes is payable has been (or will be concurrently therewith) paid in full in cash, dividends or distributions on the Preferred Stock of the Borrower;

          (ix) In addition to the intercompany loans from Opco to the Borrower permitted under SECTION 8.01(viii), Indebtedness arising from intercompany loans from Opco to the Borrower, the proceeds of which, together with the proceeds of dividends or distributions to the Borrower on the Capital Stock of

     Opco permitted under SECTION 8.06(iv), are used to pay the outstanding Indebtedness under this Agreement and the respective Term Notes on the Scheduled Maturity Date;

          (x) Indebtedness with respect to reasonable warranties and indemnities made under any agreements for asset sales permitted under
     SECTION 8.02;

          (xi) Indebtedness under the PIK Dividend Notes issued in payment of dividends on Preferred Stock permitted by SECTION 8.06 and interest capitalized in accordance with the terms of the PIK Dividend Note Agreement;

          (xii) Indebtedness under the Opco Credit Agreement and any refinancing thereof, provided that the aggregate outstanding amount of Indebtedness described in this clause (xii) is not increased by the refinancing;

          (xiii) Indebtedness with respect to warranties and indemnities in favor of Recoil Australia, Recoil U.S. and the Vendors under the Recoil Acquisition Documents;

          (xiv) Indebtedness under the RCL Loan Agreement and any refinancing thereof, provided that the aggregate outstanding amount of Indebtedness described in this clause (xiv) is not increased by the refinancing; and

          (xv)  Permitted Existing Indebtedness.

          8.02. SALES OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (i) the sale of Property having an aggregate Fair Market Value of not more than $1,000,000 in any Fiscal Year for cash consideration not less than the Fair Market Value thereof, PROVIDED that the Borrower complies with the mandatory prepayment provisions set forth in SECTION 3.01(b), Opco complies with the mandatory prepayment provisions set forth in SECTION 3.01(b) of the Opco Credit Agreement or RCL complies with the mandatory prepayment provisions set forth in
     SECTION 3.01(b) of the RCL Loan Agreement (as applicable);

          (ii)  the transfer of Property from a Subsidiary of Opco to Opco;

          (iii) sales of Inventory, dispositions of Equipment and licensing of General Intangibles, in each case as permitted by the Opco Loan Documents or the RCL Loan Documents (as applicable); and

          (iv)  any Investment permitted under SECTION 8.04.

          8.03. LIENS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

          (i) Liens created by the Loan Documents, the Opco Loan Documents and the RCL Loan Documents;

          (ii)  Customary Permitted Liens;

          (iii) purchase money Liens (including the interest of a lessor under a Capital Lease or an Operating Lease having substantially the same economic effect and Liens to which any Property is subject at the time of the Borrower's or such Subsidiary's purchase thereof) securing an amount not to exceed $3,000,000 in the aggregate at any time or from time to time, PROVIDED, that such Liens shall not apply to any Property of the Borrower or its Subsidiaries other than that purchased or subject to such Capital Lease; and

          (iv)  Permitted Existing Liens.

          8.04. INVESTMENTS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

          (i)  Investments in Cash Equivalents;

          (ii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (iii) contributions to and payments of benefits under any Plan (in accordance with the terms of the Plan) permitted by this Agreement;

          (iv) Investments (in an aggregate unrecovered amount not to exceed $1,400,000) by Opco in Kaynar U.K. and by Kaynar U.K. in Recoil U.K., including, without limitation, Opco's ownership of the Capital Stock of Kaynar U.K. and Kaynar U.K.'s ownership of the Capital Stock of Recoil U.K.;

          (v) Investments arising from intercompany loans which are permitted under SECTION 8.01(vii), 8.01(viii) or 8.01(ix);

          (vi) Investments (in each case in an aggregate unrecovered amount not to exceed $12,000,000) by Opco in Recoil Holdings and Recoil Australia Holdings and by Recoil Holdings and Recoil Australia Holdings in RCL, including, without limitation, Opco's ownership of the Capital Stock of Recoil Holdings and Recoil Australia Holdings and Recoil Holding's and Recoil Australia Holdings's ownership of the Capital Stock of RCL; and

          (vii) Investments (in an aggregate unrecovered amount not to exceed $600,000) by Opco in Kaynar Femipari, including, without limitation, Opco's ownership of the Capital Stock of Kaynar Femipari; and

          (viii) Investments in Opco's Subsidiaries (other than those permitted by CLAUSES (iv), (vi) and (vii)) in existence, and in the unrecovered amounts, on the Amendment and Restatement Effective Date.

          8.05. ACCOMMODATION OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

          (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (ii)  Permitted Existing Accommodation Obligations;

          (iii) Accommodation Obligations arising under the Loan Documents or the Opco Loan Documents; and

          (iv) Accommodation Obligations of Recoil Holdings and Recoil Australia Holdings arising under the RCL Loan Documents.

          8.06. RESTRICTED JUNIOR PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Junior Payment, except for:

          (i) dividends or distributions to Opco on the Capital Stock of any of Opco's wholly-owned Subsidiaries;

          (ii) for so long as no Event of Default has occurred and is continuing, dividends or distributions to the Borrower on the Capital
     Stock of Opco which, together with the principal amount of intercompany loans from Opco to the Borrower permitted under SECTION 8.01(viii), shall not exceed an aggregate amount of $600,000 in any Fiscal Year, PROVIDED, that the proceeds of such intercompany loans, dividends or distributions shall be used by the Borrower solely to pay (A) operating expenses of the Borrower in an amount not to exceed $50,000 in any Fiscal Year, (B) accrued interest on the Term Loans or the PIK Dividend Notes (including, without limitation, that portion of the principal amount of the Initial Term Loan or the PIK Dividend Notes attributable to interest which has been capitalized in accordance with this Agreement or the PIK Dividend Note Agreement, as applicable) and (C) if and only if all accrued interest on the Term Loans and the PIK Dividend Notes (including, without limitation, that portion of the principal amount of the Initial Term Loan or the PIK Dividend Notes attributable to interest which has been capitalized in accordance with this Agreement or the PIK Dividend Note Agreement, as applicable) as of the then most recent date on which interest on any Term Loan or the PIK Dividend Notes is payable has been (or will concurrently therewith) paid in full in cash, dividends or distributions on the Preferred Stock of the Borrower;

          (iii) dividends or distributions on the Preferred Stock of the Borrower in PIK Dividend Notes to the extent permitted by the PIK Dividend Note Agreement or in cash to the extent permitted by SECTION 8.06(ii)(C), PROVIDED, HOWEVER, that no such dividends or distributions may be made or paid in any fiscal quarter of the Borrower in which an Event of Default has occurred or is continuing and the Lender has delivered written notice to the Borrower that such dividends or distributions are prohibited under this SECTION 8.06, PROVIDED, FURTHER, HOWEVER, that if such Event of Default is the result of a breach of any covenant in ARTICLE IX of this Agreement, such Event of Default shall be deemed to be cured solely for purposes of permitting the payment of dividends or distributions under this
     SECTION 8.06 upon the Borrower's compliance with such covenant for each of the two (2) fiscal quarters immediately following the fiscal quarter with respect to which such Event of Default occurred; and

          (iv) in addition to the dividends and distributions to the Borrower on the Capital Stock of Opco permitted under SECTION 8.06(ii), dividends and distributions to the Borrower on the Capital Stock of Opco, the proceeds of which, together with the proceeds of intercompany loans from Opco to the Borrower permitted under SECTION 8.01(ix), are used to pay the outstanding Indebtedness under this Agreement and the respective Term Notes on the Scheduled Maturity Date.

          8.07. CONDUCT OF BUSINESS. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than (i) the businesses engaged in by AFS on the Initial Closing Date, (ii) the businesses engaged in by Recoil Australia and its Subsidiaries on the Amendment and Restatement Effective Date and (iii) the business or activities which are substantially similar, related or incidental thereto; PROVIDED, HOWEVER, that Recoil Holdings and Recoil Australia Holdings shall not engage in any business other than the holding of the Capital Stock of RCL and, in the case of Recoil Holdings, one share of the Capital Stock of Recoil Belgium.

          8.08. TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Borrower or Opco, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this SECTION 8.08 shall prohibit (i) any transaction expressly permitted by SECTIONS 8.01, 8.05 or 8.06; (ii) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, PROVIDED, that no Event of Default or Potential Event of Default has occurred and is continuing;
(iii) payment of customary directors' fees and indemnities; (iv) performance of any obligations arising under the Transaction Documents or the Shareholders Agreement; or (v) transactions between the Borrower and Opco or Opco and any of its Subsidiaries, PROVIDED, that no Event of Default or Potential Event of Default results therefrom.

          8.09. RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or Property, whether now or hereafter acquired, except for
(i) transactions permitted under SECTION 8.02, (ii) transactions permitted under
SECTION 8.16 of the Opco Credit Agreement and (iii) a merger of Recoil Holdings and Recoil Australia Holdings, PROVIDED that such merger will not result in any adverse tax consequences to Recoil Holdings, Recoil Australia Holdings, RCL or the Lender.

          8.10. SALES AND LEASEBACKS. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease.

          8.11.  ERISA.  The Borrower shall not:

          (i) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

          (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue
     Code), with respect to any Benefit Plan, whether or not waived;

          (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) establish, maintain or otherwise become liable with respect to, or permit any ERISA Affiliate to establish, maintain or otherwise become liable with respect to, any Benefit Plan;

          (v) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (vii) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

          (viii) permit any unfunded liabilities with respect to any Foreign Pension Plan; or

          (ix) fail, or permit any of its Subsidiaries or ERISA Affiliates to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment.

          8.12. ISSUANCE OF CAPITAL STOCK. Neither the Borrower nor any of its Subsidiaries shall issue any Capital Stock to any Person except for (i) the Capital Stock issued by such Persons as of the Amendment and Restatement Effective Date and (ii) Common Stock issued by the Borrower upon conversion of shares of Preferred Stock in accordance with the respective certificate of designation for the Series A Preferred Stock and the Series B Preferred Stock.

          8.13. ORGANIZATIONAL DOCUMENTS. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the date hereof.

          8.14. BANK ACCOUNTS. Neither the Borrower nor any of its Subsidiaries shall open or maintain any deposit account with any Person unless
(i) such Person is a bank or financial institution reasonably acceptable to the Lender, (ii) such Person has executed a Collection Account Agreement with respect to such deposit account, and (iii) SCHEDULE 1.01.1 reflects (or shall have been amended to reflect) such Person as a Collection Account Bank and such deposit account as a Collection Account under this Agreement.

          8.15. FISCAL YEAR. Neither the Borrower nor any of its consolidated Subsidiaries shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

          8.16. PAYMENT OF PIK DIVIDEND NOTES. The Borrower shall not make any payment in respect of principal of the PIK Dividend Notes prior to the maturity thereof, whether or not permitted by the PIK Dividend Note Agreement or otherwise.

                                   ARTICLE IX
                               FINANCIAL COVENANTS

          The Borrower covenants and agrees that so long as any Obligations are outstanding (other than indemnities not yet due), unless the Lender shall otherwise give prior written consent thereto:

          9.01. CONSOLIDATED CASH FLOW. Consolidated Cash Flow, as determined as of each date set out below for the 12-month period ending on such date, shall not be less than the amount set out below opposite such date:

              DATE               MINIMUM AMOUNT
              ----               --------------

          June 30, 1996            $8,000,000
          September 30, 1996       $8,000,000
          December 31, 1996        $8,000,000
          March 31, 1997           $9,000,000
          June 30, 1997            $9,000,000
          September 30, 1997       $9,000,000
          December 31, 1997        $9,000,000
          March 31, 1998          $10,000,000
          June 30, 1998           $10,000,000
          September 30, 1998      $10,000,000
          December 31, 1998       $10,000,000


          9.02. CONSOLIDATED INTEREST COVERAGE RATIO. The Consolidated Interest Coverage Ratio, as determined as of each date set out below for the 12-month period ending on such date, shall not be less than the amount set out below opposite such date:

               DATE                MINIMUM RATIO
               ----                -------------

          June 30, 1996              2.50 to 1
          September 30, 1996         2.50 to 1
          December 31, 1996          2.75 to 1
          March 31, 1997             2.75 to 1
          June 30, 1997              2.75 to 1
          September 30, 1997         2.75 to 1
          December 31, 1997          2.75 to 1
          March 31, 1998             3.00 to 1
          June 30, 1998              3.00 to 1
          September 30, 1998         3.00 to 1
          December 31, 1998          3.00 to 1

          9.03. CONSOLIDATED TOTAL FUNDED INDEBTEDNESS COVERAGE RATIO. The Consolidated Total Funded Indebtedness Coverage Ratio, as determined as of each date set out below for the 12-month period ending on such date, shall not be greater than the ratio set out below opposite such date:

               DATE                MAXIMUM RATIO
               ----                -------------

          June 30, 1996              4.5 to 1
          September 30, 1996         4.5 to 1
          December 31, 1996          3.5 to 1
          March 31, 1997             3.5 to 1
          June 30, 1997              3.5 to 1
          September 30, 1997         3.5 to 1
          December 31, 1997          3.5 to 1
          March 31, 1998             3.5 to 1
          June 30, 1998              3.5 to 1
          September 30, 1998         3.5 to 1
          December 31, 1998          3.5 to 1

                                    ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          10.01. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an Event of Default under this Agreement:

          (a) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower shall fail to pay when due any of the Obligations.

          (b) BREACH OF CERTAIN COVENANTS. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under SECTIONS 6.07, 7.01, and 7.06, ARTICLE VIII or ARTICLE IX.

          (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

          (d) OTHER DEFAULTS. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by PARAGRAPHS (a), (b) or (c) of this SECTION 10.01) or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for fifteen (15) days after the Borrower has knowledge of the default or, if earlier, receipt by the Borrower of a notice of the default from the Lender.

          (e) DEFAULT AS TO OTHER INDEBTEDNESS; OPERATING LEASES; OTHER AGREEMENTS. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) having a principal amount in excess of $100,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or any "Event of Default" under (and as defined in) the RCL Loan Agreement, the Opco Credit Agreement or the PIK Dividend Note Agreement has occurred and is continuing.

          (f)  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) An involuntary case shall be commenced against the Borrower or any of its Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of the Borrower or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries or over all or a substantial part of the Property of the Borrower or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries or of all or a substantial part of the Property of the Borrower or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of the Borrower or any of its Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the board of directors of the Borrower or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

          (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of its Subsidiaries of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or the Borrower or any of its Subsidiaries of the Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

          (h) JUDGMENTS AND ATTACHMENTS. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries of the Borrower or any of their respective assets involving in any case an amount in excess of $500,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty
(60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

          (i) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

          (j) LOAN DOCUMENTS; FAILURE OF SECURITY. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or the Borrower or any of its Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or the Borrower or any such Subsidiary seeks to render such Liens, invalid and unperfected, or (ii) Liens in favor of the Lender contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents.

          (k) TERMINATION EVENT. Any Termination Event occurs which the Lender believes could reasonably be expected to subject either the Borrower or any ERISA Affiliate to liability in excess of $250,000.

          (l) WAIVER APPLICATION. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Lender believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability in excess of $250,000.

          (m) SUSPENSIONS, DEBARMENT. Any suspension or debarment with respect to Government Contracts is imposed on the Borrower, any of its Subsidiaries or any of their respective directors, officers, employees, consultants or agents.

          (n) MATERIAL ADVERSE CHANGE. An event shall exist which has a Material Adverse Effect.

          An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with SECTION 11.05.

          10.02.  RIGHTS AND REMEDIES.

          (a) ACCELERATION AND TERMINATION. Upon the occurrence of any Event of Default described in SECTIONS 10.01(f) or 10.01(g), the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Lender may, by written notice to the Borrower, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) DEFAULT RATE OF INTEREST. In addition to any other remedies available to the Lender after the occurrence of an Event of Default, the Lender shall be entitled to receive interest on the Obligations at the default rate in accordance with SECTION 2.02(c).

          (c) ENFORCEMENT. The Borrower acknowledges that in the event the Borrower or any of its Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.


                                   ARTICLE XI
                                  MISCELLANEOUS

          11.01. EXPENSES. The Borrower agrees upon demand to pay, or reimburse the Lender for, all of the Lender's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local and foreign legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Lender in connection with (a) the preparation, negotiation and execution of this Agreement and the Loan Documents and any amendments, consents, waivers, assignments, restatements, or supplements to any of the same; (b) the Lender's periodic audits of the Borrower and its Subsidiaries after the Initial Closing Date; (c) the protection of the Liens under the Loan Documents after the Initial Closing Date (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (d) the ongoing administration of this Agreement and the Term Loans, including consultation with attorneys in connection therewith and with respect to the Lender's rights and responsibilities under this Agreement and the other Loan
Documents; (e) the protection, collection or enforcement of any of the Obligations or Loan Documents or any security therefor or exercising or enforcing any other right or remedy available to the Lender under the Loan Documents; (f) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrower, any of its Subsidiaries, this Agreement or any of the other Transaction Documents; (g) the response to, and preparation for, any subpoena or request for document production with which the Lender is served or deposition or other proceeding in which the Lender is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrower, any of its Subsidiaries, this Agreement or any of the other Transaction Documents; (h) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (i) in taking any other action in or with respect to any suit or proceeding
(bankruptcy or otherwise) described in CLAUSES (e) through (h) above.

          11.02. INDEMNITY. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Lender and each of its officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in ARTICLE IV) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the fees and disbursements of counsel or consulting firms for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (a) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto or to the Purchase, the Recoil Acquisition, the making of the Term Loans, the management of the Term Loans, the use or intended use of the proceeds of the Term Loans, or any of the other transactions contemplated by the Transaction Documents, or (b) any Liabilities and Costs under Environmental Laws arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental condition of any Property, the presence of asbestos-containing materials at any Property or the Release or threatened Release of any Contaminant (collectively, the "Indemnified Matters"); PROVIDED, HOWEVER, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from

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

the willful misconduct or gross negligence of the Indemnitee (or any other Indemnitee whose willful misconduct or grossly negligent acts were authorized by the Indemnitee claiming indemnification hereunder), as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

          11.03. CHANGE IN ACCOUNTING PRINCIPLES. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in SECTION 6.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in ARTICLE VIII and ARTICLE IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; PROVIDED, HOWEVER, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Lender and the Borrower, to so reflect such change in accounting principles.

          11.04. SETOFF. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to the Lender, including, but not limited to, the Term Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (a) the Lender shall have made any demand hereunder or (b) the Lender shall have declared the principal of and interest on the Term Loans and other amounts due hereunder to be due and payable as permitted by ARTICLE X and even though such Obligations may be contingent or unmatured.

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

          11.05. AMENDMENTS AND WAIVERS. Unless otherwise provided in this Agreement, no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Lender and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Lender, which the Lender shall have the right to grant or withhold in its sole discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          11.06. NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this SECTION 11.06) shall be as follows:

          (a)  If to the Lender, at:

                    General Electric Capital Corporation
                    201 High Ridge Road
                    Stamford, CT 06927
                    Attention:  Murry Stegelmann
                    Telecopier No. (203) 316-7894


               with copies to:

                    201 High Ridge Road
                    Stamford, CT  06927
                    Attention: Corporate Finance Group
                               Department Counsel
                    Telecopier No. (203) 316-7889

               and

                    Sidley & Austin
                    555 West Fifth Street
                    Los Angeles, California  90013-1010
                    Attention:  Edward D. Eddy, III, Esq.
                    Telecopier No. (213) 896-6600


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


          (b)  If to the Borrower, at:

                    Kaynar Holdings Inc.
                    800 South State College Blvd.
                    Fullerton, California 92634-3001
                    Attention: David A. Werner
                    Telecopier No. (714) 680-3153

               with a copy to:

                    O'Melveny & Myers LLP
                    400 South Hope Street
                    Los Angeles, California 90071
                    Attn: C. James Levin, Esq.
                    Telecopier No. (213) 669-6407

PROVIDED, that the Lender or the Borrower shall have the right to change any of the above-listed addresses by properly addressed and delivered notice to the other party.

          11.07. SURVIVAL OF WARRANTIES AND AGREEMENTS. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Term Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Lender may have come into possession or control of any of the Borrower's or its Subsidiaries' Property.

          11.08. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          11.09. MARSHALLING; PAYMENTS SET ASIDE. The Lender shall be under no obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or the Lender receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          11.10. SEVERABILITY. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          11.11. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

          11.12. GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          11.13. LIMITATION OF LIABILITY. No claim may be made by the Borrower or the Lender or any other Person against the Borrower, the Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and the Lender hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          11.14. SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lender. The Lender may assign all or any part of its rights and obligations under this Agreement and the other Loan Documents to any Person upon thirty (30) days' prior written notice to (but without the consent of) the Borrower, it being agreed and understood that the Lender's right to assign its interests under this Agreement and the other Loan Documents shall be independent of any right of assignment in favor of the Lender with respect to any other agreement, document or instrument to which it is a party. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of the Lender.

          11.15.  CERTAIN CONSENTS AND WAIVERS OF THE BORROWER.

          (a) PERSONAL JURISDICTION. (i) THE LENDER AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY CALIFORNIA

STATE COURT OR FEDERAL COURT SITTING IN LOS ANGELES, CALIFORNIA, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE LENDER AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
 THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (ii) THE BORROWER AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION WHICH IS NECESSARY OR DESIRABLE TO ENABLE THE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b) SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          11.16. COUNTERPARTS; EFFECTIVENESS; INCONSISTENCIES. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower and the Lender as of the date when all of the conditions set forth in Section 4.01 have been satisfied or duly waived in accordance with Section 11.05 (the "Amendment and Restatement Effective Date"). Subject to the provisions of this Agreement (including, without limitation, the preliminary statements hereto), this Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

          11.17. CONFIDENTIALITY. The Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with the Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this SECTION 11.17. In no event shall the Lender be obligated or required to return any materials furnished by the Borrower; PROVIDED, HOWEVER, that each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement. Any and all confidentiality agreements entered into between the Lender and the Borrower shall survive the execution of this Agreement.

          11.18. NO NOVATION. This Agreement is an amendment and restatement of the Existing Credit Agreement. The parties hereto hereby acknowledge and agree that (a) the "Term Note" (as defined in the Existing Credit Agreement) is the same instrument as the Initial Term Note referred to in this Agreement and (b) this Agreement and the delivery of the Supplemental Term Note pursuant hereto are in no way intended to constitute a novation of the Existing Credit Agreement or the Initial Term Note or the outstanding principal amount of the Indebtedness evidenced by either of them.

                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE]

          11.19. ENTIRE AGREEMENT. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and all prior agreements and understandings, written and oral, relating to the subject matter hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BORROWER:                          KAYNAR HOLDINGS INC.



                                   By /s/ D.A. Werner
                                      ----------------------------
                                      Name:  David A. Werner
                                      Title: Vice President



LENDER:                            GENERAL ELECTRIC CAPITAL CORPORATION



                                   By /s/ P.C. Keenoy
                                      ----------------------------
                                      Name:  Peter C. Keenoy
                                      Title: Managing Director